Exhibit (e)(25)

CERNER CORPORATION 2011 OMNIBUS EQUITY INCENTIVE PLAN – PERFORMANCE-BASED RSU AGREEMENT

(Continued from the “Notice of Grant of Award”)

WHEREAS, the Compensation Committee of the Board of Directors or its duly appointed subcommittee or authorized delegatee (the “Committee”) of Cerner Corporation (“the Company”) has determined that Grantee (“Participant”) is eligible to receive a Performance-Based Restricted Stock Unit (“RSU”) Grant under the Company’s 2011 Omnibus Equity Incentive Plan, as amended, supplemented, restated or otherwise modified (the “Plan”), as so indicated in the Notice of Grant of Award, which together with the RSU Award Agreement and this Performance Based RSU Agreement, constitutes the “Agreement”;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the parties hereto do hereby agree as follows:

1. Incorporation of the Plan. A copy of the Plan is incorporated herein by reference and all the terms, conditions and provisions contained therein shall be deemed to be contained in this Agreement.

2. RSU Grant. Pursuant to the authorization of the Committee, and subject to the terms, conditions and provisions contained in this Agreement and any other specifically agreed to terms and conditions that may exist in any employment agreement between Participant and the Company (which shall govern over this Agreement), the Company hereby grants to Participant a Performance-Based RSU Award (the “Award”) upon the Vesting of which Participant will be paid an aggregate number of shares of Company Common Stock (the “Shares”) as set forth in the Notice of Grant of Award. The date of grant of the Award (the “Grant Date”) shall for all purposes be as set forth in the Notice of Grant of Award.

3. Rights as a Shareholder. Participant shall have no right to receive actual dividends or other distributions (if any) with respect to the RSUs; provided, however, that if a dividend or other distribution (including, without limitation, a stock dividend) shall be made on Shares, dividend equivalents equal to the amount and type of property that otherwise would have been transferred to Participant if each RSU was an actual Share shall be credited and accumulated in a non-interest bearing Company bookkeeping account and shall be subject to the same vesting schedule and other terms, conditions and restrictions as the RSUs on which such dividend equivalents relate. In connection with the payment of any dividend equivalents, the Company may deduct any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for the account of Participant. Participant shall have no shareholder voting rights with respect to any RSUs unless and until Shares are actually distributed in connection with the Vesting of the RSUs. Notwithstanding anything to the contrary, prior to the date on which the RSUs and any dividend equivalents received under Section 3 hereof (the “Aggregate RSU Consideration”) Vest pursuant to Section 5, such Aggregate RSU Consideration shall be subject to the restrictions on transferability contained in Section 6 of this Agreement.

4. Custody and Delivery of Shares. Unless otherwise requested by Participant, any Share issued pursuant to this Agreement in connection with the Vesting and settlement of an RSU will be distributed in street name on or within 30 days following the Vest Date and held in Participant’s account at Morgan Stanley or other broker that the Company may choose (the “Broker”). Prior to the Vest Date, the grant of the RSUs will be recorded in the Company’s books and records. The Company will reflect in its records the restrictions under which the Aggregate RSU Consideration is held and will not allow distribution or transfer of any Aggregate RSU Consideration prior to the date on which such Aggregate RSU Consideration Vests pursuant to Section 5 below. Shares will be distributed only on or after the Vest Date, only if the requirements of Vesting set forth in this Agreement are met and only if the Committee elects to settle the RSU by payment of a Share. The Company will pay all original issue or transfer taxes and all fees and expenses incident to the delivery of any Aggregate RSU Consideration hereunder.

5. Vesting and Forfeiture. Except as otherwise provided in the Plan, this Agreement or any employment agreement between Participant and the Company (or any subsidiary thereof), the Aggregate RSU Consideration subject to this Award shall be distributed, become transferable and shall cease to be subject to forfeiture (“Vest”) upon the achievement of the objective performance goals set forth in the Notice of Grant of Award, subject to the restrictions set forth in the Notice of Grant of Award (the “Vest Date”) provided Participant remains an employee (“associate”), consultant or advisor of the Company (or any subsidiary thereof) from the Grant Date through the Vest Date. This Grant will expire, in part or in whole as applicable, if achievement of the objective performance goals as set forth in the Notice of Grant of Award is not completed by the Vest Date. Should Participant’s employment or engagement terminate, for any reason, then all Aggregate RSU Consideration that has not Vested as of such date of termination shall immediately terminate and shall be forfeited to the Company. Notwithstanding anything to the contrary, in the event of a “Change of Control” as defined in the Plan: (i) the applicable performance goals with respect to any performance period that has not completed as of the Change of Control will be deemed achieved at the greater of “at-target” levels or levels based on actual achievement of pro-rated performance goals through the closing of the Change of Control, and this Award will then remain subject to vesting based on continued employment or engagement through the Vest Date and (ii) should Participant’s employment or engagement be terminated by the Company (or any affiliate thereof), other than for Cause, or should Participant resign for Good Reason (as defined in Participant’s employment agreement with the Company (or any affiliate thereof) or in the Company’s then current Cerner Associate Severance Pay Plan), within twelve (12) months following the Grant Date, such portion of the Aggregate RSU Consideration as is equal to the Prorated Aggregate RSU Consideration shall Vest immediately upon such termination and the remaining Aggregate RSU Consideration shall terminate. For purposes of this Agreement, the “Prorated Aggregate RSU Consideration” shall be equal to (i) the number of unvested RSUs (and the corresponding dividend equivalents) scheduled to vest on the Vest Date (after taking into account the extent to which performance was achieved or deemed achieved as of the closing of the Change of Control), multiplied by (ii) a fraction (A) the numerator of which is the number of calendar days that have elapsed from the Grant Date through and including Participant’s termination date, and (B) the denominator of which is 1,096, such that the Prorated Aggregate RSU Consideration shall be equal to the Aggregate RSU Consideration that would have Vested on the Vest Date immediately following the termination date, but pro-rated to reflect the period of time employed between the Grant Date and the Vest Date. If the employment or executive severance or similar agreement between Participant and the Company (or any subsidiary thereof) contains terms relating to accelerated Vesting of equity awards, including RSUs, that conflict with the terms of this award, the terms of this award control and no accelerated Vesting of equity awards will occur for the equity granted in this award.

6. Non-Transferability of Award. Prior to the date on which any Aggregate RSU Consideration Vests pursuant to Section 5 hereof, none of the RSUs nor any right to receive a Share upon the settlement thereof, nor any other rights to receive any Aggregate RSU Consideration, may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Any such attempted sale, transfer, assignment, pledge, hypothecation or encumbrance, or other disposition of such Aggregate RSU Consideration or any rights relating thereto shall be null and void.

7. Securities Laws. Participant hereby represents and covenants that if in the future Participant decides to offer or dispose of any Shares obtained in connection with the Vesting of an RSU, Participant will do so only in compliance with this Agreement, the Securities Act of 1933, as amended, and all applicable state securities laws. As a condition precedent to the delivery to Participant of the Aggregate RSU Consideration, Participant shall comply with all regulations and requirements of any regulatory authority having control or supervision over the issuance of the Shares and, in connection therewith, shall execute any documents and make any representation and warranty to the Company which the Committee shall in its sole discretion deem necessary or advisable.

8. Withholding with Shares. Unless specifically denied by the Committee, Participant may elect to pay all amounts of tax withholding, or any part thereof, by electing to have the Company withhold from the Aggregate RSU Consideration otherwise eligible to be issued or paid in connection with the Vesting of an RSU from the same RSU tranche a number of Shares having a value equal to the amount to be withheld under federal, state or local law and in accordance with the Plan. The value of such Shares to be withheld by the Company shall be based on the Fair Market Value of the Shares on the date that the amount of tax to be withheld is to be determined (the “Tax Date”), as determined by the Committee. Any election by Participant to have such Shares withheld for this purpose will be subject to the following restrictions:

(a) All elections must be made prior to the Tax Date;

(b) All elections shall be irrevocable; and

(c) If Participant is an officer or director of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”), Participant must satisfy the requirements of Section 16 and any applicable rules thereunder with respect to the use of Shares to satisfy such tax withholding obligation.

9. Clawback. This Award, and any right to receive and retain any Aggregate RSU Consideration hereunder, is subject to rescission, forfeiture, cancellation or recoupment, in whole or in part, if and to the extent so provided under the Cerner Corporation Incentive Awards and Severance Payment Clawback Policy for Executive Officers and Applicable Persons, as in effect from time to time with respect to the Award, or any other applicable clawback, adjustment or similar policy in effect on or established after the Grant Date (the “Clawback Policy”). By accepting this Award, you agree that you are obligated to provide all assistance necessary to the Company to recover or recoup any of the Aggregate RSU Consideration or other value pursuant to the Award which is subject to recovery or recoupment pursuant to the Clawback Policy. Such assistance shall include completing any documentation necessary to cancel, recover or recoup any portion of the Aggregate RSU Consideration from any Company bookkeeping accounts or accounts you maintain. A copy of the current Clawback Policy is incorporated herein by reference and can be accessed from the HR Knowledge Base on the Cerner wiki at any time.

10. Notices. Any notices or other communications required or allowed to be made or given to the Company under the terms of this Agreement shall be addressed to the Company in care of its President at its offices at 2800 Rockcreek Parkway, North Kansas City, Missouri 64117, and any notice to be given to Participant shall be addressed to Participant at the address in the Company’s records. Either party hereto may from time-to-time change the address to which notices are to be sent to such party by giving written notice of such change to the other party. Any notice hereunder shall be deemed to have been duly given five (5) business days after registered and deposited, postage and registry fee prepaid, in a post office regularly maintained by the United States government.

11. Binding Effect and Assignment. This Agreement shall bind the parties hereto but shall not be assignable by Participant.

12. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Missouri.

This Agreement has been issued by the Company by its duly authorized representatives and shall be effective as of the Grant Date as set forth in the Notice of Grant of Award.

03-03-2022 Version (Performance-Based RSU Agreement)